Exhibit 3.9


                          CERTIFICATE OF INCORPORATION

                                       OF
                            EMERALD INDUSTRIES, INC.

     The undersigned, for the purpose of forming a corporation pursuant to the provisions of Section 102 of the Delaware General Corporation Law, has executed the following Certificate of Incorporation:

     1. The name of the corporation is:

                            EMERALD INDUSTRIES, INC.

     2. The address of the corporation's registered office is 1209 Orange Street, Corporation Trust Center, City of Wilmington, County of New Castle, and State of Delaware, and the name of the corporation's registered agent at such address is The Corporation Trust Company;

     3. The nature of the business or purposes to be conducted or promoted by this corporation are:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law;


     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) Common Shares, and the par value of each such share is One Dollar ($1.00).

     5. INDEMNIFICATION

     (a) Suits by Third Parties. The corporation shall indemnify any person who was or is made a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent


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shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

     (b) Derivative Suits. The corporation shall indemnify any person who was or is made a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) Indemnification as of Right. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits, or otherwise, in defense of any action, suit or proceeding referred to in the preceding paragraphs of this Article 5, or in defense of any claim issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

     (d) Advance of Funds. Expenses incurred by any such person in defending a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by, or on behalf of, the director, officer, employee or agent to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in this Article 5.


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     6. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article 6 shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment, modification or repeal of this Article
6 shall apply to, or have any effect on, the liability or the alleged liability of any director of the corporation for, or with respect to, any acts or omissions of such director occurring prior to such amendment, modification or repeal.

     7. The name and mailing address of the incorporator is Robert C. McBride, 677 Larch Avenue, Elmhurst, Illinois 60126.

     IN WITNESS WHEREOF, the incorporator of the above-named corporation has executed this Certificate of Incorporation on this 1st day of March, 1988.



                                                           ---------------------
                                                             Robert C. McBride